Exhibit 21.1

LIST OF SUBSIDIARIES OF REGENCY ENERGY PARTNERS LP

All subsidiaries are wholly or partially owned, directly or indirectly by Regency Energy Partners LP as of February 26, 2010.

Name of Subsidiary	Jurisdiction of Organization

• Regency OLP GP LLC	Delaware

• Regency Energy Finance Corporation	Delaware

• Regency Gas Services LP	Delaware

• Regency Field Services LLC	Delaware

• Palafox Joint Venture	Texas

• Edwards Lime Gathering LLC	Texas

• Regency Liquids Pipeline LLC	Delaware

• Regency Gas Marketing LLC	Delaware

• Gulf States Transmission Corporation	Louisiana

• Regency Gas Utility LLC	Delaware

• Pueblo Holdings Inc.	Delaware

• Pueblo Midstream Gas Corporation	Texas

• CDM Resource Management LLC	Delaware

• FrontStreet Hugoton LLC	Delaware

• WGP-KHC LLC	Delaware

• Regency Haynesville Intrastate Gas LLC	Delaware

• RIGS Haynesville Partnership Co.	Delaware

• RIGS GP LLC	Delaware

• Regency Intrastate Gas LP	Delaware